Exhibit 10x


                                            November 30, 2000



Mr. Peter M. Perez


                  Re:  Employment Letter Agreement

Dear Pete:


Based on the events as they have transpired subsequent to the execution of the Agreement and Plan of Merger dated as of August 18, 2000, among the Company, Anchor Merger Sub, Inc. and PepsiAmericas, Inc. (the "Merger Agreement"), the Company desires that you assist in providing a smooth transition following the merger of PepsiAmericas, Inc. into a subsidiary of Whitman Corporation (the "Merger") by continuing your employment, and you have expressed a desire to continue your employment with the Company, all on the following terms and conditions:


1. The Company acknowledges that the PepsiCo transaction, which took place on May 20, 1999, constituted a "Change in Control" as defined in the Change in Control Agreement dated January 15, 1998 ("Agreement") and that the subsequent reorganization of the Human Resources function within the Company constituted "Good Reason," entitling you to terminate your employment with the Company and receive the severance compensation provided in Section 4(b) of the Agreement. Because the Company and you have agreed to extend your employment through January 15, 2001 on an interim basis pursuant to a Letter Agreement dated as of the date hereof (the "Letter Agreement") to facilitate a smooth transition following the Merger, and because the Company and you have agreed to extend your employment beyond January 15, 2001 on a trial basis pursuant to this Employment Letter Agreement, the Company and you hereby agree to terminate the Agreement and any amendments thereto or any other agreements or understandings with respect to benefits to be afforded to you in the event of your termination of employment with the Company.

2. The Company and you agree that Your employment as Senior Vice President - Human Resources of the Company shall continue from and after January 15, 2001 without any break in service, and your compensation and all benefits shall remain at levels not less than you currently receive, it being understood that the Company may change its compensation or benefits practices at any time, without notice, provided that your compensation and benefits, respectively, remain at levels not less, in the aggregate, than those currently in effect for you.

3. Either the Company or you may terminate your employment at any time, for any reason. Your employment pursuant to this Agreement will be entirely "at will", and nothing contained herein shall be construed as implying or granting any right to continued employment.

4. If either you or the Company should terminate your employment for any reason on or before December 31, 2002, you will immediately receive (not later than the 10th day following the date of termination) a payment in the gross amount of $913,096.58 subject to all applicable withholding and other taxes. Commencing on the effective date of your termination on or before December 31, 2002, the Company shall provide, at its expense, for a period of thirty-six months from your date of termination or until your death, whichever occurs first, all life, medical, dental and accident insurance that you have in effect immediately prior to your date of termination, and the Company will reimburse you for one-time assessments from your club memberships (collectively, the "Extended Employment Benefits"). The Company will also pay the normal and customary fee for an executive outplacement program selected by you. Any non-cash benefits provided to you which result in taxable income shall be fully grossed-up in accordance with the Company's past practices. If your employment with the Company continues beyond December 31, 2002, you will forego - and you hereby relinquish - any and all rights to the $913,096.58 cash payment referred to above and any rights to Extended Employment Benefits.

     In consideration of the cash payment of $913,096.58 in the event of your termination of employment for any reason on or before December 31, 2002, you hereby agree that for a period of twelve months from the effective date of such termination you will not engage in any activities whether as employer, proprietor, partner, equity holder (other than a holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or quoted on NASDAQ), director, officer, employee, consultant, agent or otherwise, in competition with the carbonated soft drink business of the Company in any geographical territory in which the Company is then doing business.

5. Upon your termination of employment for any reason on or prior to December 31, 2002, (i) any shares of Whitman common stock or restricted cash which remain in a restricted status shall be fully vested and delivered to you forthwith and (ii) all Whitman stock options then held by you shall be exercisable in full, and to the extent not previously exercised, each such option shall remain exercisable for the remainder of the original term of the option. Upon your termination of employment on or after January 1, 2003, your rights to Company common stock or restricted cash held in restricted accounts and stock options held by you shall be governed by the applicable plan or agreement relating to such benefits.

6. During your employment with the Company all benefits under any defined benefit pension or retirement plans, employee pension or retirement plan or any other plan or agreement relating to retirement benefits (collectively, "Defined Benefit Retirement Plans") in which you currently participate shall continue to accrue uninterrupted. Upon your termination of employment for any reason on or prior to December 31, 2002, your Defined Benefit Retirement Plans will continue to accrue for a period of 36 months following the date of termination of your employment, and no contribution will be required to be made by you under any such plan or agreement relating to Defined Benefit Retirement Plans following the date of your termination of employment. To the extent that the amount of any Defined Benefit Retirement Plans are or would be payable from a nonqualified plan, the Company shall, as soon as practicable following the date of termination (but in no event later that the 30th day after the date of termination), pay directly to you in one lump sum, cash in an amount equal to the total benefits that would have been provided had such accrual or crediting been taken into account in calculating such Defined Benefit Retirement Plans. Such lump sum payment shall be calculated as provided in the relevant plan and in accordance with past actuarial calculations. Upon your termination of employment on or after January 1, 2003, your rights to any Defined Benefit Retirement Plans shall be governed by the applicable plan or agreement relating to such benefits.

7. In the event of your death on or prior to December 31, 2002, while you are still employed by the Company, the cash payment provided for in paragraph 4 hereof, Extended Employment Benefits payable under paragraph 4 hereof (to the extent applicable to your surviving family members who are covered by such benefits), and the Defined Benefit Retirement Plans benefits payable to you under paragraph 6 hereof, shall be paid to your executors, heirs or personal representatives, and your executors, heirs or personal representatives shall have the right to all restricted stock and restricted cash, and the right to exercise stock options as set forth in paragraph 5 hereof.

8. In the event the compensation payable under this Employment Letter Agreement, either alone or together with any other payments to you from the Company or a Subsidiary (including, but not limited to, payments under the Company's Stock Incentive Plan or any agreement or award issued pursuant to such Plan or any successor plan), would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended, or any successor provision), and subject you to the excise tax imposed by
     Section 4999 of the Internal Revenue Code, as amended, or any successor provision, the Company shall pay to you, as additional compensation hereunder and at the same time or times as such compensation, but in no event later than the payment date for such tax or taxes, the amount of such excise tax and any additional taxes payable by you by reason of such payment (on the basis of a customary "gross-up" formula), as calculated by the Company. The Company agrees to indemnify and hold you harmless from and against any liability for the payment of additional taxes arising from any deficiency in the amount of such excise tax and any additional taxes thereon so calculated by the Company, together with any interest or penalties applicable thereto; provided, however, that it shall be a condition of this obligation to indemnify and hold harmless that you shall have timely notified the Company of any proposed assessment relating to any claimed deficiency therein and offered the Company the right to contest such assessment or participate in, at the expense of the Company, any proceeding relating thereto.

9. This Employment Letter Agreement is in partial satisfaction of the respective rights and obligations of the parties to the Agreement between Whitman Corporation and Pepsi-Cola General Bottlers, Inc. (collectively "the Company") and you and, together with the Letter Agreement of today's date between you and the Company, represents a complete accord and satisfaction of the respective rights and obligations of the parties to the Agreement. You also represent that you have no other rights to retirement or severance benefits under any other agreements, plans, policies or understandings between you and the Company or under any policies available to any employees of the Company.

This Employment Letter Agreement shall become effective upon execution. If you are in agreement with the foregoing, please sign both copies hereof in the space provided below and return one copy to Whitman.



                               Very truly yours,

                               WHITMAN CORPORATION

                               /s/ Robert C. Pohlad
                               --------------------------




ACCEPTED AND AGREED:

/s/ Peter M. Perez
-------------------------
Peter M. Perez


                                            November 30, 2000


Mr. Peter M. Perez


         Re:  Letter Agreement

Dear Pete:

Based on the events as they have transpired subsequent to the execution of the Agreement and Plan of Merger dated as of August 18, 2000, among the Company, Anchor Merger Sub, Inc. and PepsiAmericas, Inc. (the "Merger Agreement"), the Company desires that you assist in providing a smooth transition following the merger of PepsiAmericas, Inc. into a subsidiary of Whitman Corporation (the "Merger") by continuing your employment, and you have expressed a desire to continue your employment with the Company, all on the following terms and conditions:

1. The Company acknowledges that the PepsiCo transaction, which took place on May 20, 1999, constituted a "Change in Control" as defined in the Change in Control Agreement dated January 15, 1998 ("Agreement") and that the subsequent reorganization of the Human Resources function within the Company constituted "Good Reason," entitling you to terminate your employment with the Company and receive the severance compensation provided in Section 4(b) of the Agreement. Because the Company and you have agreed to extend your employment through January 15, 2001 to facilitate a smooth transition following the Merger, and because the Company and you have agreed to extend your employment beyond January 15, 2001 on a trial basis pursuant to a separate Employment Letter Agreement (the "Employment Letter Agreement") dated as of the same date as this Letter Agreement, the Company and you hereby agree to terminate the Agreement and any amendments thereto or any other agreements or understandings with respect to benefits to be afforded to you in the event of your termination of employment with the Company.

2. The Company and you agree that your employment as Senior Vice President - Human Resources of the Company will continue through January 15, 2001 at not less than your current compensation level and with a level of benefits which, in the aggregate, are not less than your current level, so that you may assist in the short-term transition following the Merger. In consideration of your agreement to remain employed through the initial transition period ending on January 15, 2001, and in consideration of the Company's agreement to continue your employment pursuant to this Agreement and the Employment Letter Agreement, the parties agree that on January 15, 2001 you will receive a payment in the gross amount of $913,096.58, which will be subject to all applicable withholding and other taxes. Your right to receive the cash payment set forth above may not be terminated by the Company for any reason other than your voluntary resignation of employment prior to January 15, 2001.

3. This Letter Agreement is in partial satisfaction of the respective rights and obligations of the parties to the Agreement between Whitman Corporation and Pepsi-Cola General Bottlers, Inc. (collectively "the Company") and you and, together with the Employment Letter Agreement between the Company and you, represents a complete accord and satisfaction of the respective rights and obligations of the parties to the Agreement.

4. In the event the compensation payable under this Letter Agreement, either alone or together with any other payments to you from the Company or a Subsidiary (including, but not limited to, payments under the Company's Stock Incentive Plan or any agreement or award issued pursuant to such Plan or any successor plan), would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended, or any successor provision), and subject you to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or any successor provision, the Company shall pay to you, as additional compensation hereunder and at the same time or times as such compensation, but in no event later than the payment date for such tax or taxes, the amount of such excise tax and any additional taxes payable by you by reason of such payment (on the basis of a customary "gross-up" formula), as calculated by the Company. The Company agrees to indemnify and hold you harmless from and against any liability for the payment of additional taxes arising from any deficiency in the amount of such excise tax and any additional taxes thereon so calculated by the Company, together with any interest or penalties applicable thereto; provided, however, that it shall be a condition of this obligation to indemnify and hold harmless that you shall have timely notified the Company of any proposed assessment relating to any claimed deficiency therein and offered the Company the right to contest such assessment or participate in, at the expense of the Company, any proceeding relating thereto.

This Letter Agreement shall become effective upon execution. If you are in agreement with the foregoing, please sign both copies hereof in the space provided below and return one copy to Whitman.

                               Very truly yours,

                               WHITMAN CORPORATION

                               /s/ Robert C. Pohlad
                               --------------------------


ACCEPTED AND AGREED:

/s/ Peter M. Perez
-------------------------
Peter M. Perez